Exhibit 99.1

April 23, 2026
Analysts: Eric Wasserstrom (huntington.investor.relations@huntington.com), 614.480.5676
Media: Tracy Pesho (media@huntington.com), 216.276.3301

Huntington Bancshares Incorporated Reports 2026 First-Quarter Earnings
Huntington Delivers Strong Start to 2026, Driven by Strong Organic Growth,
and Excellent Credit Performance

2026 First-Quarter Highlights:
•Earnings per common share (EPS) for the quarter was $0.25, lower by $0.05 from the prior quarter, and $0.09 lower than the year-ago quarter. Excluding the after-tax impact of Notable Items as detailed in Table 2, adjusted EPS, a non-GAAP measure, was $0.37, unchanged from the prior quarter and higher by $0.03 from the year-ago quarter.
•Successfully completed the systems conversion of Veritex Holdings, Inc. ("Veritex") in Mid-January.
•Closed the partnership with Cadence Bank ("Cadence") on February 1, 2026; integration expected to be completed in the second quarter of 2026.
•Net interest income increased $299 million, or 19%, from the prior quarter, and $465 million, or 33%, from the year-ago quarter.
•Noninterest income increased $100 million, or 17%, from the prior quarter, to $682 million. From the year-ago quarter, noninterest income increased $188 million, or 38%.
•Average total loans and leases increased $27.6 billion, or 19%, from the prior quarter to $174.2 billion and increased $43.4 billion, or 33%, from the year-ago quarter, inclusive of the impact of the Cadence and Veritex acquisitions.
◦Average commercial loans grew $20.9 billion, or 24%, from the prior quarter and $34.0 billion, or 46%, from the year-ago quarter.
◦Average consumer loans grew $6.7 billion, or 11%, from the prior quarter and $9.3 billion, or 16%, from the year-ago quarter.
•Average total deposits increased $31.5 billion, or 18%, from the prior quarter and $43.0 billion, or 27%, from the year-ago quarter, inclusive of the impact of the Cadence and Veritex acquisitions.
•Net charge-offs of 0.26% of average total loans and leases for the quarter, 2 basis points higher than the prior quarter and unchanged from the year ago quarter.
•Nonperforming asset ratio of 0.72% at quarter end, 9 basis points higher than the prior quarter.
•Allowance for credit losses (ACL) of $3.4 billion, or 1.78% of total loans and leases, at quarter end, an increase of $625 million from the prior quarter, with the increase primarily driven by the Cadence acquisition.
•Common Equity Tier 1 (CET1) risk-based capital ratio was 10.2%, at March 31, 2026, compared to 10.4% at the prior quarter end. Adjusted Common Equity Tier 1, including the impact of AOCI, excluding cash flow hedges, was 9.2%, unchanged from the prior quarter end.

•Tangible common equity (TCE) ratio of 7.0%, down slightly from the prior quarter end and up from 6.3% a year ago.
•Tangible book value per share of $9.55, down $0.34, or 3%, from the prior quarter and up $0.75, or 9%, from a year ago.
•Repurchased $150 million of common shares in the first quarter and an additional $100 million quarter‑to‑date in the second quarter, representing approximately 13 million shares repurchased year‑to‑date.
•On April 22, 2026, the Board of Directors approved a $3 billion share repurchase authorization, replacing the prior authorization.

COLUMBUS, Ohio – Huntington Bancshares Incorporated (Nasdaq: HBAN) reported net income for the 2026 first quarter of $523 million, or $0.25 per common share, an increase of $4 million, or 1%, from the prior quarter, and a decrease of $4 million, or 1%, from the year-ago quarter, inclusive of $271 million of pre-tax Notable Items in the 2026 first quarter, primarily due to acquisition-related expenses.
Return on average assets was 0.81%, return on average common equity was 7.2%, and return on average tangible common equity (ROTCE) was 11.6% for the quarter.
CEO Commentary:
“Coming off a transformational year in 2025, Huntington delivered a strong start to 2026 through disciplined execution and continued organic growth,” said Steve Steinour, chairman, president, and CEO. “Our core is performing very well, our credit remains strong, and we are driving toward our committed expense and revenue synergies from our Veritex and Cadence partnerships.”

“With Veritex now fully integrated, we are on schedule for a Cadence conversion in June. The strong engagement we have had from the Cadence teams will help deliver a successful conversion experience for customers. Both partnerships are already delivering growth opportunities across Texas and the South, and we expect further growth for years to come.”

“As we continue to navigate a period of relative economic uncertainty, our strong balance sheet and industry leading liquidity and reserves position us to be a source of strength for our customers and outperformance for our shareholders.”

“Our differentiated super regional model, which combines national capabilities with local delivery, helps us deliver durable earnings generation, tangible book value expansion, and attractive financial returns over the long-term.”

Table 1 – Earnings Performance Summary

	2026	2025
(in millions, except per share data)	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter
Net income attributable to Huntington	$523	$519	$629	$536	$527
Diluted earnings per common share	0.25	0.30	0.41	0.34	0.34

Return on average assets	0.81%	0.93%	1.19%	1.04%	1.04%
Return on average common equity	7.2	8.9	12.4	11.0	11.3
Return on average tangible common equity	11.6	12.7	17.8	16.1	16.7
Net interest margin	3.24	3.15	3.13	3.11	3.10
Efficiency ratio	67.2	64.2	57.4	59.0	58.9

Tangible book value per common share	$9.55	$9.89	$9.54	$9.13	$8.80
Cash dividends declared per common share	0.155	0.155	0.155	0.155	0.155

Average earning assets	$238,973	$202,511	$192,732	$191,092	$188,299
Average loans and leases	174,216	146,607	135,944	133,171	130,862
Average total deposits	204,616	173,156	164,812	163,429	161,600

Tangible common equity / tangible assets ratio	7.0%	7.1%	6.8%	6.6%	6.3%
Common equity Tier 1 risk-based capital ratio (1)	10.2	10.4	10.6	10.5	10.6

NCOs as a % of average loans and leases	0.26%	0.24%	0.22%	0.20%	0.26%
NAL ratio	0.71	0.62	0.59	0.62	0.56
ACL as a % of total loans and leases	1.78	1.83	1.86	1.86	1.87
(1)March 31, 2026 figure is estimated.

Table 2 lists certain items that we believe are important to understanding corporate performance and trends (see Basis of Presentation).
Table 2 – Notable Items Influencing Earnings

	Pretax Impact (1)	After-tax Impact (1)
($ in millions, except per share)	Amount	Net Income	EPS (2)
Three Months Ended March 31, 2026
Net income and EPS (GAAP)		$523	$0.25
• Acquisition-related expenses	$(263)	(210)	(0.11)
• CECL double count (3)	(8)	(6)	(0.01)
Adjusted net income and EPS (non-GAAP)		$739	$0.37
Three Months Ended December 31, 2025
Net income and EPS (GAAP)		$519	$0.30
• Acquisition-related expenses	$(154)	(118)	(0.08)
• FDIC Deposit Insurance Fund (DIF) special assessment (4)	24	19	0.01
Adjusted net income and EPS (non-GAAP)		$618	$0.37
Three Months Ended March 31, 2025
Net income and EPS (GAAP)		$527	$0.34
• FDIC DIF special assessment (4)	$(3)	(2)	—
Adjusted net income and EPS (non-GAAP)		$529	$0.34
(1)Favorable (unfavorable) impact.
(2)EPS reflected on a fully diluted basis.
(3)Represents CECL day 1 provision for credit losses associated with certain acquired Cadence loans that are scoped out of ASU 2025-08, which Huntington adopted on October 1, 2025.
(4)Represents the updated estimates on the uninsured deposit losses and recoverable assets related to the FDIC DIF special assessment. These amounts are recorded in deposit and other insurance expense.

Net Interest Income, Net Interest Margin, and Average Balance Sheet
Table 3 – Net Interest Income and Total Revenue

	2026	2025
($ in millions)	First	Fourth	Third	Second	First	Change (%)
	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Net interest income	$1,891	$1,592	$1,506	$1,467	$1,426	19%	33%
FTE adjustment	19	17	17	16	15	12	27
Net interest income - FTE (1)	1,910	1,609	1,523	1,483	1,441	19	33
Noninterest income	682	582	628	471	494	17	38
Total revenue - FTE (1)	$2,592	$2,191	$2,151	$1,954	$1,935	18%	34%
(1)Represents a non-GAAP measure.
Table 4 – Net Interest Margin Summary

	2026	2025
	First	Fourth	Third	Second	First	Change (bp)
Yield / Cost (1)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Total earning assets	5.27%	5.25%	5.39%	5.40%	5.39%	2	(12)
Total loans and leases	5.82	5.84	5.96	5.91	5.87	(2)	(5)
Total securities	3.48	3.46	3.72	3.95	4.01	2	(53)
Total interest-bearing liabilities	2.53	2.65	2.81	2.85	2.86	(12)	(33)
Total interest-bearing deposits	2.21	2.28	2.43	2.46	2.48	(7)	(27)

Net interest rate spread	2.74	2.60	2.58	2.55	2.53	14	21
Impact of noninterest-bearing funds on margin	0.50	0.55	0.55	0.56	0.57	(5)	(7)
Net interest margin	3.24%	3.15%	3.13%	3.11%	3.10%	9	14
(1)Calculated on a fully-taxable equivalent (FTE) basis, which represents a non-GAAP measure, assuming a 21% tax rate. See Page 8 of Quarterly Financial Supplement for additional detail.
Fully-taxable equivalent (FTE) net interest income for the 2026 first quarter increased $469 million, or 33%, from the 2025 first quarter. The results primarily reflect a $50.7 billion, or 27%, increase in average earning assets and a 14 basis point increase in the net interest margin (NIM) to 3.24%, partially offset by a $40.1 billion, or 27%, increase in average interest-bearing liabilities. The increases in average earning assets and interest-bearing liabilities were attributable to a combination of the Cadence and Veritex acquisitions and organic growth. The 14 basis point increase in NIM largely reflected a decrease in funding costs, partially offset by lower yields on interest earning assets.
Compared to the 2025 fourth quarter, FTE net interest income increased $301 million, or 19%, driven by an increase in average earning assets of $36.5 billion, or 18%, and an increase in NIM of 9 basis points to 3.24%, partially offset by an increase in average interest-bearing liabilities of $30.5 billion, or 19%. The increases in average earning assets and interest-bearing liabilities were largely attributable to the Cadence and Veritex acquisitions. The 9 basis point increase to NIM reflected a decrease in funding costs and net hedging activity, partially offset by lower yields on interest earning assets.

Table 5 – Average Earning Assets

	2026	2025
($ in billions)	First	Fourth	Third	Second	First	Change (%)
	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Commercial and industrial	$81.5	$67.4	$61.4	$59.4	$57.6	21%	42%
Commercial real estate	21.1	14.3	10.7	10.8	11.0	48	92
Lease financing	5.8	5.5	5.5	5.5	5.5	5	5
Total commercial	108.4	87.1	77.6	75.6	74.1	24	46
Residential mortgage	30.4	25.1	24.5	24.4	24.3	21	25
Automobile	16.1	16.1	15.7	15.1	14.7	—	9
Home equity	11.3	10.4	10.3	10.2	10.1	9	12
RV and marine	5.6	5.7	5.9	5.9	6.0	(2)	(5)
Other consumer	2.4	2.1	2.0	1.9	1.8	12	35
Total consumer	65.8	59.5	58.3	57.5	56.8	11	16
Total loans and leases	174.2	146.6	135.9	133.2	130.9	19	33
Total securities	47.9	42.7	44.1	44.9	45.2	12	6
Interest-earning deposits with banks	15.6	12.2	11.8	12.3	11.6	28	34
Other earning assets	1.2	0.9	0.9	0.7	0.6	28	104
Total earning assets	$239.0	$202.5	$192.7	$191.1	$188.3	18%	27%
See Page 6 of Quarterly Financial Supplement for additional detail.

Average earning assets for the 2026 first quarter include the impact of the Cadence acquisition, which was completed on February 1, 2026, while average earning assets for the 2025 fourth quarter include the impact of the Veritex acquisition which was completed on October 20, 2025. The Cadence acquisition added $36.9 billion of loans as of the acquisition date, including $17.4 billion of commercial and industrial loans, $9.4 billion of commercial real estate loans, $131 million of lease financing loans, $8.2 billion of residential mortgage loans, $1.5 billion of home equity loans, and $264 million of other consumer loans. The Veritex acquisition added $9.3 billion of loans as of the acquisition date, including $4.0 billion of commercial and industrial loans, $4.2 billion of commercial real estate loans, and $1.1 billion of residential mortgage loans.
Average earning assets for the 2026 first quarter increased $50.7 billion, or 27%, from the year-ago quarter, primarily reflecting a $43.4 billion, or 33%, increase in average total loans and leases. Average loan and lease balance increases were led by growth in average commercial loans of $34.4 billion, or 46%, primarily driven by a $24.0 billion, or 42%, increase in average commercial and industrial loans and a $10.1 billion, or 92%, increase in average commercial real estate loans. Additionally, average consumer loans increased by $9.0 billion, or 16%, primarily driven by a $6.1 billion, or 25% increase in average residential mortgage loans, a $1.4 billion, or 9%, increase in average automobile loans, and a $1.2 billion, or 12%, increase in average home equity loans.
Compared to the 2025 fourth quarter, average earning assets increased $36.5 billion, or 18%, primarily reflecting a $27.6 billion, or 19%, increase in average total loans and leases. Average loan and lease balance increases were led by higher average commercial loan balances of $21.3 billion, or 24%, primarily driven by a $14.2 billion, or 21%, increase in average commercial and industrial loans and a $6.9 billion, or 48%, increase in average commercial real estate loans. Additionally, average consumer loans increased $6.3 billion, or 11%, primarily driven by a $5.3 billion, or 21%, increase in average residential mortgage and a $1.0 billion, or 9%, increase in average home equity loans.

Table 6 – Average Liabilities

	2026	2025
	First	Fourth	Third	Second	First	Change (%)
($ in billions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Average balances:
Demand deposits - noninterest-bearing	$35.5	$30.8	$29.0	$29.2	$28.9	15%	23%
Demand deposits - interest-bearing	53.0	47.2	46.0	44.7	43.6	12	22
Total demand deposits	88.5	78.0	75.0	73.9	72.5	14	22
Money market deposits	75.2	65.2	62.0	61.1	60.2	15	25
Savings deposits	18.0	15.4	15.0	15.1	14.9	17	21
Time deposits	22.9	14.7	12.8	13.3	14.0	56	63
Total deposits	$204.6	$173.2	$164.8	$163.4	$161.6	18%	27%

Short-term borrowings	$1.7	$0.9	$1.3	$1.3	$1.4	95%	21%
Long-term debt	20.2	17.3	17.4	17.8	16.9	17	20
Total debt	$22.0	$18.2	$18.7	$19.1	$18.3	21%	20%

Total interest-bearing liabilities	$191.1	$160.6	$154.5	$153.2	$151.0	19%	27%
Total liabilities	232.2	196.3	188.3	187.3	185.0	18	26
See Page 6 of Quarterly Financial Supplement for additional detail.

Average liabilities for the 2026 first quarter included the impact of the Cadence acquisition, which added $43.5 billion of deposits as of the acquisition date, including $8.8 billion of noninterest-bearing deposits and $34.7 billion of interest-bearing deposits comprised largely of time deposits, money market, and demand deposit balances, while the 2025 fourth quarter included the impact of $10.5 billion of deposits added as result of the Veritex acquisition, including $2.4 billion of noninterest-bearing deposits and $8.1 billion of interest-bearing deposits largely comprised of money market account balances. Following completion of the acquisitions, certain higher-cost Cadence and Veritex deposits were allowed to run-off in order to optimize Huntington's funding mix.
Average total liabilities for the 2026 first quarter increased $47.2 billion, or 26%, from the year-ago quarter, driven by increases in average total deposits of $43.0 billion, or 27%, and in average total debt of $3.7 billion, or 20%.
Compared to the 2025 fourth quarter, average total liabilities increased $35.9 billion, driven by an increase in average total deposits of $31.5 billion, or 18%, and in average total debt of $2.9 billion, or 17%.

Noninterest Income
Table 7 – Noninterest Income

	2026	2025
	First	Fourth	Third	Second	First	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Payments and cash management revenue	$187	$170	$174	$165	$155	10%	21%
Wealth and asset management revenue	120	102	104	102	101	18	19
Customer deposit and loan fees	110	107	102	95	86	3	28
Capital markets and advisory fees	132	101	94	84	67	31	97
Mortgage banking income	32	39	43	28	31	(18)	3
Insurance income	21	22	20	19	20	(5)	5
Leasing revenue	13	19	23	10	14	(32)	(7)
Net gains (losses) on sales of securities	13	—	—	(58)	—	NM	NM
Other noninterest income	54	22	68	26	20	145	170
Total noninterest income	$682	$582	$628	$471	$494	17%	38%

Impact of Notable Item:
Gain on sale of a portion of corporate trust and custody business (other noninterest income)	$—	$—	$24	$—	$—	NM	NM
Total adjusted noninterest income (Non-GAAP)	$682	$582	$604	$471	$494	17%	38%

Additional information:
Impact of mark-to-market and premiums from credit risk transfer transactions (included in other noninterest income)	$7	$(3)	$(2)	$(5)	$(3)	NM	NM
NM - Not Meaningful
Total noninterest income for the 2026 first quarter increased $188 million, or 38%, from the year-ago quarter, inclusive of the impact of the Cadence and Veritex acquisitions. Capital markets and advisory fees increased $65 million, or 97%, primarily due to higher advisory fees from the legacy business and the impact of Janney and TM Capital. Payments and cash management revenue increased $32 million, or 21%, driven by higher cash management and interchange revenues. Customer deposit and loan fees increased $24 million, or 28%, primarily due to an increase in the volume of personal service charges. Wealth and asset management revenue increased $19 million, or 19%, largely due to higher investment management and trust income. Other noninterest income increased $34 million largely due to an increase in bank owned life insurance income, changes in valuation adjustments for strategic and other investments, and the net impact of credit risk transfer transactions. Lastly, the 2026 first quarter results included a $13 million gain from the sale of certain investment securities as part of ongoing portfolio positioning.
Total noninterest income increased $100 million, or 17%, compared to the 2025 fourth quarter, inclusive of the impact of the Cadence acquisition. Capital markets and advisory fees increased $31 million, or 31%, primarily due to higher syndication, advisory, and underwriting fees. Advisory fees included the impact of Janney and TM Capital. Wealth and asset management revenue increased $18 million, or 18%, primarily due to higher trust and investment management income. Payments and cash management revenue increased $17 million, or 10%, largely due to higher cash management revenue. Other noninterest income increased $32 million largely due to an increase in bank owned life insurance income, changes in valuation adjustments for strategic investment and other investments, and the net impact of credit risk transfer transactions. Lastly, as previously noted, the 2026 first quarter included a $13 million gain from the sale of certain investment securities as part of ongoing portfolio positioning. These gains were offset by net mortgage servicing rights (MSR) risk management costs.

Noninterest Expense
Table 8 – Noninterest Expense

	2026	2025
	First	Fourth	Third	Second	First	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Personnel costs	$992	$845	$757	$722	$671	17%	48%
Outside data processing and other services	311	222	198	182	170	40	83
Equipment	93	67	66	68	67	39	39
Net occupancy	85	56	57	54	65	52	31
Professional services	44	80	31	22	22	(45)	100
Marketing	37	36	34	28	29	3	28
Deposit and other insurance expense	35	(1)	9	20	37	NM	(5)
Amortization of intangibles	41	13	11	11	11	215	273
Lease financing equipment depreciation	3	3	4	2	4	—	(25)
Other noninterest expense	133	99	79	88	76	34	75
Total noninterest expense	$1,774	$1,420	$1,246	$1,197	$1,152	25%	54%
(in thousands)
Average full-time equivalent employees	24.6	20.9	20.2	20.2	20.1	18%	22%
NM - Not Meaningful
Table 9 - Impact of Notable Items

	2026	2025
	First	Fourth	Third	Second	First
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter
Personnel costs	$97	$50	$—	$6	$—
Outside data processing and other services	88	29	3	—	—
Equipment	19	2	1	—	—
Net occupancy	2	—	—	—	—
Professional services	18	57	9	—	—
Marketing	6	3	—	—	—
Deposit and other insurance expense	—	(23)	(6)	(3)	3
Other noninterest expense	33	12	1	—	—
Total noninterest expense	$263	$130	$8	$3	$3
Notable Items in the first quarter of 2026 include $263 million of acquisition-related expenses primarily included in personnel costs, outside data processing and other services, and other noninterest expense. Notable Items in the fourth quarter of 2025 included $154 million of acquisition-related expenses primarily included in personnel costs, outside data processing and other services, and professional services, as well as a $24 million benefit from ongoing adjustments related to the FDIC DIF special assessment.

Table 10 - Adjusted Noninterest Expense (Non-GAAP)

	2026	2025
	First	Fourth	Third	Second	First	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Personnel costs	$895	$795	$757	$716	$671	13%	33%
Outside data processing and other services	223	193	195	182	170	16	31
Equipment	74	65	65	68	67	14	10
Net occupancy	83	56	57	54	65	48	28
Professional services	26	23	22	22	22	13	18
Marketing	31	33	34	28	29	(6)	7
Deposit and other insurance expense	35	22	15	23	34	59	3
Amortization of intangibles	41	13	11	11	11	215	273
Lease financing equipment depreciation	3	3	4	2	4	—	(25)
Other noninterest expense	100	87	78	88	76	15	32
Total adjusted noninterest expense	$1,511	$1,290	$1,238	$1,194	$1,149	17%	32%

Reported total noninterest expense for the 2026 first quarter increased $622 million, or 54%, from the year-ago quarter. Excluding the impact from Notable Items, noninterest expense increased $362 million, or 32%, inclusive of the impact of the Cadence and Veritex acquisitions. Personnel costs increased $224 million, or 33%, due to higher salary and benefit expense. Outside data processing and other services increased $53 million, or 31%, primarily reflecting higher technology and data expense. Amortization of intangibles increased $30 million primarily due to the impact from the addition of core deposit intangibles from the acquisitions. Net occupancy increased $18 million, or 28%, largely due to increases in lease and depreciation expense. Other noninterest expense increased $24 million, or 32%, primarily due to an increased volume of expense activity driven by the impact of the acquisitions.
Reported total noninterest expense increased $354 million, or 25%, from the 2025 fourth quarter. Excluding the impact from Notable Items, noninterest expense increased $221 million, or 17%, inclusive of the impact of the Cadence acquisition. Personnel costs increased $100 million, or 13%, due primarily to higher salary and benefits expense. Outside data processing and other services increased $30 million, or 16%, primarily reflecting higher technology and data expense. Amortization of intangibles increased $28 million primarily due to the impact from the addition of core deposit intangibles from the Cadence acquisition. Net occupancy increased $27 million, or 48%, largely due to lease and depreciation expense.

Credit Quality
Table 11 – Credit Quality Metrics

	2026	2025
($ in millions)	March 31,	December 31,	September 30,	June 30,	March 31,
Total nonaccrual loans and leases	$1,332	$931	$808	$842	$748
Total other real estate, net	22	13	10	10	8
Other NPAs (1)	3	1	3	—	48
Total nonperforming assets	1,357	945	821	852	804
Accruing loans and leases past due 90+ days	421	282	234	241	220
NPAs + accruing loans & leases past due 90+ days	$1,778	$1,227	$1,055	$1,093	$1,024
NAL ratio (2)	0.71%	0.62%	0.59%	0.62%	0.56%
NPA ratio (3)	0.72	0.63	0.60	0.63	0.61
(NPAs+90 days)/(Loans+OREO)	0.94	0.82	0.76	0.81	0.77
Provision for credit losses	$158	$123	$122	$103	$115
Net charge-offs	111	89	75	66	86
Net charge-offs / Average total loans and leases	0.26%	0.24%	0.22%	0.20%	0.26%
Allowance for loans and lease losses (ALLL)	$3,243	$2,537	$2,374	$2,331	$2,263
Allowance for unfunded lending commitments	125	206	188	184	215
Allowance for credit losses (ACL)	$3,368	$2,743	$2,562	$2,515	$2,478
ALLL as a % of:
Total loans and leases	1.72%	1.70%	1.72%	1.73%	1.71%
NALs	243	272	294	277	302
NPAs	239	269	289	274	281
ACL as a % of:
Total loans and leases	1.78%	1.83%	1.86%	1.86%	1.87%
NALs	253	295	317	299	331
NPAs	248	290	312	295	308
(1)Other nonperforming assets include certain impaired securities and/or nonaccrual loans held-for-sale.
(2)Total NALs as a % of total loans and leases.
(3)Total NPAs as a % of sum of loans and leases, other real estate owned, and other NPAs.
See Pages 11-14 of Quarterly Financial Supplement for additional detail.
Nonperforming assets (NPAs) were $1.4 billion, or 0.72%, of total loans and leases, OREO and other NPAs, compared to $804 million, or 0.61%, a year-ago. Nonaccrual loans and leases (NALs) were $1.3 billion, or 0.71% of total loans and leases, compared to $748 million, or 0.56% of total loans and leases, a year-ago. The increase in NPAs, compared to a year-ago, was driven by increases in commercial and industrial, residential mortgage, and commercial real estate NALs, including NALs acquired as part of the Cadence and Veritex transactions, partially offset by a decrease in other NPAs. On a linked quarter basis, NPAs increased $412 million, or 44%, and NALs increased $401 million, or 43%, with the increases primarily driven by an increase in commercial and industrial, residential mortgage, and commercial real estate NALs, including NALs acquired as part of the Cadence transaction.
The provision for credit losses increased $43 million year-over-year and $35 million quarter-over-quarter to $158 million in the 2026 first quarter. Net charge-offs (NCOs) increased $25 million year-over-year and increased $22 million quarter-over-quarter to $111 million. NCOs represented an annualized 0.26% of average loans and leases in the current quarter, unchanged from the year-ago quarter and up from 0.24% in the prior quarter. Commercial and consumer net charge-offs were 0.21% and 0.34%, respectively, for the 2026 first quarter.

The allowance for loan and lease losses (ALLL) increased $980 million from the year-ago quarter to $3.2 billion, or 1.72% of total loans and leases. The allowance for credit losses (ACL) increased by $890 million from the year-ago quarter to $3.4 billion, or 1.78% of total loans and leases, 5 basis points lower than the prior quarter and 9 basis points lower than the year-ago quarter. The increases in the ALLL and ACL were primarily driven by increases recorded for loans acquired in the Cadence and Veritex transactions, as well as loan growth over the past year.
Capital
Table 12 – Capital Ratios

	2026	2025
($ in billions)	March 31,	December 31,	September 30,	June 30,	March 31,
Tangible common equity / tangible assets ratio	7.0%	7.1%	6.8%	6.6%	6.3%
Common equity tier 1 risk-based capital ratio (1)	10.2	10.4	10.6	10.5	10.6
Regulatory Tier 1 risk-based capital ratio (1)	11.6	12.0	12.4	11.8	11.9
Regulatory Total risk-based capital ratio (1)	13.8	14.2	14.7	14.1	14.3
Total risk-weighted assets (1)	$208.1	$166.7	$150.2	$148.6	$144.6
(1)March 31, 2026 figures are estimated.
See Pages 15-16 of Quarterly Financial Supplement for additional detail.
The tangible common equity to tangible assets ratio was 7.0% at March 31, 2026, down slightly from 7.1% at December 31, 2025, as an increase in tangible common equity from current period earnings, net of dividends, and the net impact of the Cadence acquisition, were offset by a decline in accumulated other comprehensive income, common share repurchases, and an increase in tangible assets. Common Equity Tier 1 (CET1) risk-based capital ratio was 10.2% at March 31, 2026, compared to 10.4% at December 31, 2025, with the decrease driven by the impact of the Cadence acquisition and share repurchases, partially offset by current period earnings, net of dividends.
The Board of Directors approved a repurchase authorization of up to $3 billion of common shares, which replaces the Board's prior $1 billion repurchase authorization. The new repurchase authorization does not have an expiration date and may include open market transactions, through block trades, in privately negotiated transactions, and pursuant to any trading plan that may be adopted by the Company’s management in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, or otherwise, and is subject to the Federal Reserve's capital regulations. The timing of repurchases will be discretionary and depend on a variety of factors, including the macroeconomic and interest rate environment, the pace of loan growth, and other factors.

Income Taxes
The provision for income taxes was $114 million in the 2026 first quarter compared to $108 million in the 2025 fourth quarter. The effective tax rate for the 2026 first quarter was 17.8%, compared to 17.2% for the 2025 fourth quarter. The increase in the effective tax rate was primarily driven by acquisition-related activity in the current quarter.

Conference Call / Webcast Information
Huntington’s senior management will host an earnings conference call on April 23, 2026, at 9:00 a.m. (Eastern Time). The call may be accessed via a live Internet webcast at the Investor Relations section of Huntington’s website, www.huntington.com, or through a dial-in telephone number at (877) 407-8029; Conference ID #13759583. Slides will be available in the Investor Relations section of Huntington’s website about an hour prior to the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s website. A telephone replay will be available approximately two hours after the completion of the call through May 1, 2026 at (877) 660-6853 or (201) 612-7415; conference ID #13759583.
Please see the 2026 First Quarter Quarterly Financial Supplement for additional detailed financial performance metrics. This document can be found on the Investor Relations section of Huntington's website, http://www.huntington.com.
About Huntington
Huntington Bancshares Incorporated is a $285 billion asset regional bank holding company headquartered in Columbus, Ohio. Founded in 1866, The Huntington National Bank and its affiliates provide consumers, small and middle‐market businesses, corporations, municipalities, and other organizations with a comprehensive suite of banking, payments, wealth management, and risk management products and services. Huntington operates over 1,400 branches in 21 states, with certain businesses operating in extended geographies. Visit Huntington.com for more information.
Caution Regarding Forward-Looking Statements
This communication may contain certain forward-looking statements, including, but not limited to, certain plans, expectations, goals, projections, and statements which are not historical facts and are subject to numerous assumptions, risks, estimates, and uncertainties that are beyond the control of Huntington. Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements may be identified by words such as expect, anticipate, continue, believe, intend, estimate, plan, trend, objective, target, goal, or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995.
While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements or historical performance: changes in general economic, political, regulatory, or industry conditions; deterioration in business and economic conditions, including persistent inflation, supply chain issues or labor shortages; instability in global economic conditions and geopolitical conditions, including U.S. direct involvement in war and other conflicts, as well as volatility in financial markets; changes in U.S. trade policies, including the imposition of tariffs and retaliatory tariffs; the impact of pandemics and other catastrophic events or disasters on the global economy and financial market conditions and our business, results of operations, and financial condition; the impacts related to or resulting from bank failures and other volatility, including potential increased regulatory requirements and costs, such as Federal Deposit Insurance Corporation ("FDIC") special assessments, long-term debt requirements and heightened capital requirements; potential impacts to macroeconomic conditions, which could affect the ability of depository institutions, including us, to attract and retain depositors and to borrow or raise capital; unexpected outflows of deposits which may require us to sell investment securities at a loss; changing interest rates which could negatively impact the value of our portfolio of investment securities; the loss of value of our investment portfolio which could negatively impact market perceptions of us and could lead to deposit withdrawals; market perceptions of us and banks generally, including from the effects of social media; cybersecurity risks; uncertainty in U.S. fiscal and monetary policy, including the interest rate policies of the Board of Governors of the Federal Reserve System ("Federal Reserve"); volatility and disruptions in global capital, foreign exchange, and credit markets; movements in interest rates;

competitive pressures on product pricing and services; success, impact, and timing of our business strategies, including market acceptance of any new products or services including those implementing our “Fair Play” banking philosophy; introduction of new competitive products, such as stablecoins, and new competitors, such as financial technology companies and other “nontraditional” bank competitors; changes in policies and standards for regulatory review of bank mergers; the nature, extent, timing, and results of governmental actions, examinations, reviews, reforms, regulations, and interpretations, including those related to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Basel III regulatory capital reforms, as well as those involving the Securities and Exchange Commission ("SEC"), the Office of the Comptroller of the Currency, the Federal Reserve, the FDIC, the Consumer Financial Protection Bureau, and state-level regulators; the possibility that the anticipated benefits of recent or proposed acquisitions are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the companies or as a result of the strength of the economy and competitive factors in the areas where the companies do business; and other factors that may affect the future results of Huntington.
All forward-looking statements are expressly qualified in their entirety by the cautionary statements set forth above. Forward-looking statements speak only as of the date they are made and are based on information available at that time. Huntington does not assume any obligation to update forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in circumstances or other factors affecting forward-looking statements that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. If Huntington updates one or more forward-looking statements, no inference should be drawn that Huntington will make additional updates with respect to those or other forward-looking statements. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements. See also the other reports filed with the SEC, including discussions under the "Forward-Looking Statements" and "Risk Factors" of Huntington’s Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the SEC and available on its website at www.sec.gov.
Basis of Presentation
Use of Non-GAAP Financial Measures
This document contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this document, the financial supplement, conference call slides, or the Form 8-K related to this document, all of which can be found in the Investor Relations section of Huntington’s website, http://www.huntington.com.
Annualized Data
Certain returns, yields, performance ratios, or quarterly growth rates are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full-year or year-over-year amounts. For example, loan and deposit growth rates, as well as net charge-off percentages, are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.
Fully-Taxable Equivalent Interest Income and Net Interest Margin
Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities, and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.
Rounding
Please note that items in this document may not add due to rounding.

Notable Items
From time to time, revenue, expenses, or taxes are impacted by items judged by management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by management at that time to be infrequent or short term in nature. We refer to such items as “Notable Items.” Management believes it is useful to consider certain financial metrics with and without Notable Items, in order to enable a better understanding of company results, increase comparability of period-to-period results, and to evaluate and forecast those results.